Exhibit 5.1

July 30, 2015

Booz Allen Hamilton Holding Corporation

8283 Greensboro Drive

McLean, Virginia 22102

Dear Ladies and Gentlemen:

We have acted as counsel to Booz Allen Hamilton Holding Corporation, a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of an additional 5,000,000 shares of Class A Common Stock of the Company, par value $0.01 per share (the “Shares”), issuable pursuant to the Second Amended and Restated Equity Incentive Plan of Booz Allen Hamilton Holding Corporation (the “Plan”).

We have examined the originals, or copies certified or otherwise identified to our satisfaction, of the Plan and such other corporate records, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. In rendering such opinion, we have assumed that grants of Shares pursuant to the Plans will be made only for past services to the Company having an aggregate value not less than the aggregate par value of the Shares so granted.

Based on the foregoing, we are of the opinion that authorized but not previously issued Shares which may be issued under the Plan have been duly authorized and when issued in accordance with the terms of the Plan and grants made pursuant to the Plan will be validly issued, fully paid and non-assessable under the laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP